Exhibit 15.2

April 10, 2019

Group Chief Executive Officer
Eros International Plc
First Names House, Victoria Road,
Douglas,
Isle of Man IM2 4DF,
British Isles

Re: Consent to use of extracts and reference to FICCI Indian Media and Entertainment Industry Report by Eros International Plc (the “Company”)

Dear Sir,

Reference is hereby made to the Federation of Indian Chambers of Commerce and Industry (“FICCI”)-EY Indian Media and Entertainment (M&E) Sector Report 2019 (“2019 Report”).

As the 2019 Report is jointly owned by FICCI and EY, we hereby consent to the inclusion of our name {FICCI), the Reports and their contents or extracts of the Reports in any document issued by the Company and / or any of its subsidiaries, including but not restricted to Form 20-F filed as Annual Report for the Financial Year ended March 31, 2019 pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 and any other documents that may be filed, submitted or used in connection with SEC filings.

We further confirm that we have, where required, obtained requisite consent in relation to any information used by us in the Reports.

Please take consent from EY for the same separately.

Yours Sincerely,

/s/ Leena Jaisani

(Leena Jaisani)

Industry’s Voice for Policy Change